OFFICER’S CERTIFICATE

of

S&P 500® GEAREDSM FUND INC.

DEFINED STRATEGY FUND INC.

S&P 500® COVERED CALL FUND INC.

DOW 30SM PREMIUM & DIVIDEND INCOME FUND INC.

SMALL CAP PREMIUM & DIVIDEND INCOME FUND INC.

ENHANCED S&P 500® COVERED CALL FUND INC.

GLOBAL INCOME & CURRENCY FUND INC.

This Officer’s Certificate is being furnished on behalf of S&P 500® GEAREDSM Fund Inc., Defined Strategy Fund Inc., S&P 500® Covered Call Fund Inc., Dow 30SM Premium & Dividend Income Fund Inc., Small Cap Premium & Dividend Income Fund Inc., Enhanced S&P 500® Covered Call Fund Inc., and Global Income & Currency Fund Inc., each a Maryland corporation (each a “Fund,” together the “Funds”), in connection with the filing of a joint fidelity bond for the period of October 26, 2006 through October 26, 2007 pursuant to Rule 17g-1(g)(1) under the Investment Company Act of 1940 (the “1940 Act”).

The undersigned hereby certifies that he is an officer of each Fund and further certifies on behalf of each Fund that the following resolutions were duly adopted by the Board of Directors of each Fund on September 26, 2006, each Board consisting solely of Directors who are not “interested persons” of the Fund:

RESOLVED, that each Fund shall be named as an insured under a joint insured fidelity bond (the “Bond”) having an aggregate coverage of $10 million issued by ICI Mutual, a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Funds from time to time, containing such provisions as may be required by the rules promulgated under the 1940 Act; and

FURTHER RESOLVED, that the proposed form and amount of the Bond be, and the same hereby are, approved by the Directors (including all of the Independent Directors), based on such factors including, but not limited to the amount of the Bond, the expected value of the assets of the Funds to which any person covered under the Bond may have access, the estimated amount of the premium for such Bond, the type and terms of the arrangements made for the custody and safekeeping of the Funds’ assets, and the nature of the securities in the Funds’ portfolio; and

FURTHER RESOLVED, that the share of the premium to be allocated to each of the Funds and IQ Advisors for the Bond, which is based upon their proportionate share of the sum of the premiums that would have been paid if such Bond had been purchased separately, be, and the same hereby is, approved by the Directors (including all of the Independent Directors) of the Funds, after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the premium allocated to the Funds under the Bond is less than the premium that each Fund would have had to pay had it maintained a single insured bond; and

FURTHER RESOLVED, that the officers of the Funds be, and each of them hereby is, authorized and empowered to obtain the Bond and pay the premium therefor; and

FURTHER RESOLVED, that benefits as well as costs of the joint fidelity bond be split evenly between IQ Advisors and the Funds, with each Fund receiving a portion of the benefits based on that Fund’s total assets and that IQ Advisors pay the portion of the premium allocated to each Fund until that Fund is offered for sale; and

FURTHER RESOLVED, that the agreement among the Funds and IQ Advisors providing that in the event that any recovery is received under the Bond as a result of a loss sustained by the Funds and also by any other named insured, each Fund shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 is approved with such further changes therein as the officers of the Funds may determine to be necessary or desirable and proper with the advice of Funds’ counsel, the execution of said Joint Fidelity Bond Agreement by such officers to be conclusive evidence of such determination; and

FURTHER RESOLVED, that the Secretary of the Funds be, and hereby is, designated as the party responsible for making the necessary filings and giving of notices with respect to the Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on this 27th day of December, 2006.

S&P 500® GEAREDSM FUND INC.

DEFINED STRATEGY FUND INC.

S&P 500® COVERED CALL FUND INC.

DOW 30SM PREMIUM & DIVIDEND INCOME FUND INC.

SMALL CAP PREMIUM & DIVIDEND INCOME FUND INC.

ENHANCED S&P 500® COVERED CALL FUND INC.

GLOBAL INCOME & CURRENCY FUND INC.

By:	/s/ Donald C. Burke
Donald C. Burke
Secretary